Exhibit 99.1

   JoS. A. Bank Clothiers Reports 13.8% Increase in January Sales;
             Company Raises Earnings Guidance to at Least
                 $1.71 Per Share for Fiscal Year 2004

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Feb. 3, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announces that its total sales for the fiscal month ended January 29, 2005 (fiscal January
2004) increased 13.8% to $23.9 million, compared with $21.0 million in fiscal January 2004.
    The Company also reported record sales for the fourth quarter and full fiscal year. Total sales for the fourth quarter of fiscal year 2004 increased 26.8% to $127.9 million, compared with sales of $100.9 million in the prior year period. Total sales for fiscal year 2004 increased 24.3% to $372.5 million, compared with sales of $299.7 million in the previous fiscal year.
    Comparable store sales rose 9.4% in the fourth quarter and 8.4% in fiscal year 2004, while combined catalog and internet sales increased 31.0% and 22.7%, in the fourth quarter and fiscal year 2004, respectively. Comparable store sales decreased 5.7% in January 2005, while direct segment sales increased 42.8%, when compared with the prior-year month.
    As a result of increased gross profit margins and strong sales in the direct segment (catalog and internet) in January, the Company announced that it expects to achieve at least the $1.71 earnings per share "consensus" of published analyst estimates for the fiscal year 2004 (ended January 29, 2005). The minimum $1.71 earnings per share guidance for the fiscal year 2004 represents a 43% increase over the $1.20 earnings per share for the fiscal year 2003 (ended January 31, 2004).
    "We entered January in a very clean inventory position, which enabled us to focus on maximizing gross profit margin throughout the month," stated David E. Ullman, Chief Financial Officer of JoS. A. Bank. "Our sales started very positive in January. However, sales were severely impacted by the snow storms throughout the country mid-month and ice storms in the southeast in the latter part of the month. Our direct segment, which is typically not affected by weather, continued to post double-digit sales gains."
    The Company also noted that it has decided to modify its comparable store sales calculation methodology in 2005. Historically, JoS. A. Bank has included new stores in its comparable store base at the end of the first full fiscal year after opening. Existing stores have been excluded from the comparable store sales if a new store has opened in their immediate market area (within zero to ten miles) during the previous twelve months. Because of the Company's store expansion strategy, which emphasizes the opening of stores in existing as well as new markets, management believes this method of calculating comparable store sales accurately reflects relevant sales trends. In future periods, comparable store sales will include merchandise sales generated in all full-line stores that have been open for at least thirteen full months, including retail locations that have had a new JoS. A. Bank store open in their immediate market area (within zero to ten miles) during the previous twelve months, similar to other specialty stores.
    If the Company had calculated its comparable store sales using this new methodology, the comparable store sales increase for fiscal year 2004 would have approximated 7.5%, versus the 8.4% noted above, a difference of nine-tenths of one percentage point. For the fiscal year 2003, the Company previously reported a gain of 8.2% in comparable store sales. If the Company had calculated its comparable store sales using the new methodology, the increase in comparable store sales for fiscal year 2003 would have been approximately 7.5%, a difference of seven-tenths of one percentage point. Total sales would remain the same under either method, an increase of 24.3% in 2004 and 23.1% in 2003.
    All earnings per share amounts noted herein refer to diluted earnings per share and reflect the impact of two stock dividends distributed in 2004.

    The Company will report its fourth quarter and fiscal year 2004 earnings on April 4, 2005. A conference call to discuss the earnings press release will be held on Monday, April 4, 2005 at 11:00 a.m. Eastern Time (EST). To participate in the call on April 4, 2005 please dial 877-209-0397 at least five minutes before 11:00 a.m. EST. A replay of the conference call will be available until April 11, 2005 at 11:59 p.m. EST by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 768874.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 269 stores in 37 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R.  Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
                 or
             www.josbank.com